UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2025

Petco Health and Wellness Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39878	81-1005932
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10850 Via Frontera

San Diego, California 92127

(Address of Principal Executive Offices)

(858) 453-7845

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	WOOF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2025, the board of directors (the “Board”) of Petco Health and Wellness Company, Inc. (the “Company”) appointed Sabrina Simmons to succeed Brian LaRose as the Company’s Chief Financial Officer (the “CFO Succession”), effective as of February 17, 2025 (the “Transition Date”). As of the Transition Date, Mr. LaRose became a full-time non-officer employee of the Company, and is expected to remain employed for a transition period ending on April 30, 2025. Subject to his execution of a release of claims, Mr. LaRose will be eligible for (i) the separation benefits set forth under the Company’s Executive Severance Plan, as previously disclosed in the Company’s proxy statement, and (ii) a pro-rata retention bonus payment.

In connection with the CFO Succession, on and effective as of the Transition Date, (i) Ms. Simmons resigned from the Board and (ii) the Board decreased the size of the Board from 12 to 11 directors. Immediately prior to her CFO appointment, Ms. Simmons was replaced by Cameron Breitner, an independent member of the Board, as a Member and Chair of the Audit Committee.

Prior to her appointment as CFO, Ms. Simmons, 61, had served as a member of the Board since 2021. She served as Executive Vice President and Chief Financial Officer of Gap, Inc., a worldwide clothing and accessories retailer, from 2008 to 2017. Previously, Ms. Simmons also served in the following positions at Gap: Executive Vice President, Corporate Finance from 2007 to 2008; Senior Vice President, Corporate Finance and Treasurer from 2003 to 2007; and Vice President and Treasurer from 2001 to 2003. Prior to that, Ms. Simmons served as Chief Financial Officer and an executive member of the board of directors of Sygen International plc, a British genetics company, and was Assistant Treasurer at Levi Strauss & Co., a clothing company. Ms. Simmons also serves on the board of directors of Columbia Sportswear Company, as well as the board of directors and audit committee of Coursera, Inc., and on the board of directors of Moloco, Inc., a private company. She also served on the board of directors and audit committee of e.l.f. Beauty, Inc. from 2016 to May 2021 and Williams-Sonoma, Inc. from 2015 to June 2022. Ms. Simmons holds a bachelor’s degree in business administration from the University of California, Berkeley and a master’s degree in business administration from the Anderson School at the University of California, Los Angeles, and is a certified public accountant (inactive).

In connection with Ms. Simmons’ appointment, the Company entered into an offer letter with Ms. Simmons pursuant to which she will receive an annual base salary of $840,000 and will participate in the Company’s annual incentive plan, with a target annual bonus of 100% of her base salary, and in the employee benefit and executive perquisite programs provided to other senior executives of the Company. The offer letter also provides for an initial equity award grant of restricted stock units with a target award value of at least $2,500,000, which will vest over three years, and, beginning with the 2025 fiscal year, she will be eligible to receive annual equity awards with an approximate award value of $2,000,000. Under the offer letter, she will also be eligible to participate in the Company’s Executive Severance Plan as a “Tier 1” participant.

The foregoing summary of Ms. Simmons’ offer letter does not purport to be complete and is qualified in its entirety by reference to the complete terms of the offer letter filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Ms. Simmons was not appointed pursuant to any arrangement or understanding between her and any other person. Ms. Simmons does not have any family relationships with any director or executive officer of the Company, and there are no transactions in which Ms. Simmons has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On February 18, 2025, the Company issued a press release announcing the CFO Succession, as well as the appointments of Michael Romanko as the Company’s Chief Customer and Product Officer, and Jack Stout as the Company’s Chief Merchandising Officer, each effective as of February 24, 2025. A copy of the press release is attached as Exhibit 99.1 hereto.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liability of that section, and shall not be incorporated by reference into any other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Offer Letter, dated February 17, 2025, between Petco Health and Wellness Company, Inc. and Sabrina Simmons.
99.1	Press release, dated February 18, 2025, issued by Petco Health and Wellness Company, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petco Health and Wellness Company, Inc.

Date: February 18, 2025	By:	/s/ Giovanni Insana
	Name:	Giovanni Insana
	Title:	Chief Legal Officer and Secretary